Exhibit 10(v)

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into effective as of this 31st day of December, 2003, by and among Thomas E. Holder, Jr. (the “Executive”), Crescent Financial Corporation, a North Carolina Corporation, and Crescent State Bank, a North Carolina-chartered bank and wholly owned subsidiary of Crescent Financial Corporation. Crescent Financial Corporation and Crescent State Bank are hereinafter sometimes referred to together or individually as “Crescent.”

WHEREAS, the Executive is an officer of Crescent State Bank, possessing unique skills, knowledge, and experience relating to Crescent’s business, and the Executive has made and is expected to continue to make major contributions to the profitability, growth and financial strength of Crescent State Bank and affiliates,

WHEREAS, Crescent desires to provide additional inducement for the Executive to remain in the employ of Crescent State Bank,

WHEREAS, Crescent and the Executive desire to set forth in this Employment Agreement the terms and conditions of the Executive’s employment, and

WHEREAS, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in Section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of Crescent, is contemplated insofar as Crescent or any affiliates are concerned.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1

EMPLOYMENT

Crescent State Bank hereby employs the Executive to serve as Senior Vice President according to the terms and conditions of this Employment Agreement and for the period stated in Article 3. The Executive hereby accepts employment according to the terms and conditions of this Employment Agreement and for the period stated in Article 3.

ARTICLE 2

DUTIES

The Executive shall serve under the direction of Crescent State Bank’s President and Chief Executive Officer and in accordance with Crescent State Bank’s Articles of Incorporation and Bylaws, as the Articles of Incorporation and Bylaws may be amended or restated from time to time. The Executive shall report directly to the President and Chief Executive Officer. He shall serve Crescent faithfully, diligently, competently, and to the best of his ability, and he shall exclusively devote his full time, energy, and attention to the business of Crescent and to the promotion of Crescent’s interests throughout the term of this Employment Agreement. Without the written consent of Crescent’s board of directors, the Executive shall not render services to or for any person, firm, corporation, or other entity or organization in exchange for compensation, regardless of the form in which such compensation is paid and regardless of whether it is paid directly or indirectly to the Executive. Nothing in this Article 2 shall prevent the Executive from managing his personal investments and affairs, provided that doing so does not interfere with the proper performance of his duties and responsibilities.

ARTICLE 3

TERM OF EMPLOYMENT

The initial term of this Employment Agreement shall be for a period of three years, commencing December 31 , 2003. On the first anniversary of the December 31, 2003 effective date of this Employment Agreement and on each anniversary thereafter, this Employment Agreement shall be extended automatically for one additional year unless Crescent’s board of directors determines that the term shall not be extended.

If the board of directors determines not to extend the term, it shall promptly notify the Executive in writing. If the board decides not to extend the term of this Employment Agreement, this Employment Agreement shall nevertheless remain in force until its term expires. The board’s decision not to extend the term of this Employment Agreement shall not B by itself B give the Executive any rights under this Employment Agreement to claim entitlement to severance or termination benefits under this Employment Agreement. References herein to the term of this Employment Agreement shall refer to the initial term, as the same may be extended. Unless sooner terminated, the Executive’s employment shall terminate when he reaches age 65.

ARTICLE 4

COMPENSATION AND OTHER BENEFITS

4.1 BASE SALARY. In consideration of the Executive’s performance of his obligations under this Employment Agreement, Crescent shall pay or cause to be paid to the Executive a salary at the annual rate of not less than $104,678, payable in semi-monthly installments. No less frequently than annually, the Executive’s salary shall be reviewed by the Compensation Committee of Crescent’s board of directors or by such other board committee as has jurisdiction over executive compensation. The Executive’s salary shall be increased no more frequently than annually to account for cost of living increases. The Executive’s salary also may be increased beyond the amount necessary to account for cost of living increases at the discretion of the committee having jurisdiction over executive compensation. However, the Executive’s salary shall not be reduced. The Executive’s salary, as the same may be increased from time to time, is referred to in this Employment Agreement as the “Base Salary.”

4.2 BENEFIT PLANS AND PERQUISITES. The Executive shall be entitled throughout the term of this Employment Agreement to participate in any and all officer or employee compensation, bonus, incentive, and benefit plans in effect from time to time, including without limitation plans providing pension, medical, dental, disability, and group life benefits, including the Crescent State Bank Employees’ 401(k) Plan, and to receive any and all other fringe benefits provided from time to time, provided that the Executive satisfies the eligibility requirements for any such plans or benefits. Without limiting the generality of the foregoing –

(a) Participation in Stock Plans. The Executive shall be eligible to participate in Crescent’s stock option plans and other stock-based compensation, incentive, bonus, or purchase plans existing on the date of this Employment Agreement or adopted during the term of this Employment Agreement.

(b) Reimbursement of Business Expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred in performing his obligations under this Employment Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of Crescent and reasonable expenses for attendance at annual and other periodic meetings of trade associations.

4.3 VACATION. The Executive shall be entitled to paid annual vacation and sick leave in accordance with the policies established from time to time by Crescent, but in no event fewer than three weeks of vacation per year. The Executive shall schedule at least one week of vacation per year. The timing of vacations shall be scheduled in a reasonable manner by the Executive. The Executive shall not be entitled to any additional compensation for failure to use allotted vacation or sick leave nor shall the Executive be entitled to accumulate unused sick leave from one year to the next, unless authorized by Crescent’s board of directors to do so. Up to five vacation days not used in a given year may be carried over and used by the Executive in a subsequent year.

4.4 INDEMNIFICATION AND INSURANCE. (a) Indemnification. Crescent Financial Corporation shall indemnify the Executive or cause the Executive to be indemnified with respect to his activities as a director, officer, employee, or agent of Crescent Financial Corporation or Crescent State Bank or as a person who is serving or has served at the request of Crescent Financial Corporation (a “representative”) as a director, officer, employee, agent, or trustee of an affiliated corporation, joint venture trust or other enterprise, domestic or foreign, in which Crescent Financial Corporation has a direct or indirect ownership interest against expenses (including without limitation attorneys’ fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by him (“Expenses”) in connection with any claim against the Executive that is the subject of any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, investigative, or otherwise and whether formal or informal (a “Proceeding”), to which the Executive was, is, or is threatened to be made a party by reason of the Executive being or having been such a director, officer, employee, agent, or representative.

The indemnification provided herein shall not be exclusive of any other indemnification or right to which the Executive may be entitled and shall continue after the Executive has ceased to be an officer, director, employee, agent or representative with respect to Proceedings relating to or arising out of the Executive’s acts or omissions during his service in such position. The benefits provided to the Executive under this Employment Agreement for the Executive’s service as a representative shall be payable if and only if and only to the extent that reimbursement to the Executive by the affiliated entity with which the Executive has served as a representative, whether pursuant to agreement, applicable law, articles of incorporation or association, by-laws or regulations of the entity, or insurance maintained by such affiliated entity, is insufficient to compensate the Executive for Expenses actually incurred and otherwise payable by Crescent under this Employment Agreement. Any payments in fact made to or on behalf of the Executive directly or indirectly by the affiliated entity with which the Executive served as a representative shall reduce the obligation of Crescent hereunder.

(b) Exclusions. Anything herein to the contrary notwithstanding, however, nothing in this section 4.4 requires indemnification, reimbursement, or payment by Crescent Financial Corporation or Crescent State Bank, and the Executive shall not be entitled to demand indemnification, reimbursement or payment hereunder B

(1) if and to the extent indemnification, reimbursement, or payment constitutes a “prohibited indemnification payment” within the meaning of Federal Deposit Insurance Corporation Rule 359.1(l)(1) [12 CFR 359.1(l)(1)], or

(2) for any claim or any part thereof as to which the Executive shall have been determined by a court of competent jurisdiction, from which no appeal is or can be taken, by clear and convincing evidence, to have acted with deliberate intent to cause injury to Crescent Financial Corporation or Crescent State Bank or with reckless disregard for the best interests of Crescent Financial Corporation, or

(3) for any claim or any part thereof arising under Section 16(b) of the Securities Exchange Act of 1934 as a result of which the Executive is required to pay any penalty, fine, settlement, or judgment, or

(4) for any obligation of the Executive based upon or attributable to the Executive gaining in fact any personal gain, profit, or advantage to which he was not entitled, or

(5) any proceeding initiated by the Executive without the consent or authorization of Crescent Financial Corporation’s board of directors, but this exclusion shall not apply with respect to any claims brought by the Executive (a) to enforce his rights under this Employment Agreement, or (b) in any Proceeding initiated by another person or entity whether or not such claims were brought by the Executive against a person or entity who was otherwise a party to such proceeding.

(c) Insurance. Crescent shall maintain or cause to be maintained liability insurance covering the Executive throughout the term of this Employment Agreement.

ARTICLE 5

TERMINATION OF EMPLOYMENT

5.1 TERMINATION BY THE EMPLOYER. (a) Death or Disability. The Executive’s employment shall terminate automatically on the date of the Executive’s death. If the Executive dies in active service to Crescent, for twelve months after the Executive’s death Crescent shall assist the Executive’s family with continuing health care coverage under COBRA substantially identical to that provided for the Executive before his death.

By delivery of written notice 30 days in advance to the Executive, Crescent may terminate the Executive’s employment if the Executive is disabled. For purposes of this Employment Agreement, the Executive shall be deemed to be “disabled” if an independent physician selected by Crescent and reasonably acceptable to the Executive or his legal representative determines that, because of illness or accident, the Executive is unable to perform his duties and will be unable to perform his duties for a period of 90 consecutive days. The Executive shall not be deemed to be disabled, however, if he returns to work on a full-time basis within 30 days after Crescent gives him notice of termination due to disability. If the Executive is terminated by either of Crescent Financial Corporation or Crescent State Bank because of disability, his employment with the other shall also terminate at the same time.

(b) Termination Without Cause. With written notice to the Executive 60 days in advance, Crescent may terminate the Executive’s employment without Cause. If the Executive is terminated without Cause by either of Crescent Financial Corporation or Crescent State Bank, he shall be deemed also to have been terminated without Cause by the other.

(c) Termination with Cause. Effective on the date on which termination notice is given to the Executive and without the requirement of advance notice to the Executive, Crescent may terminate the Executive’s employment with Cause. If the Executive is terminated for Cause by either of Crescent Financial Corporation or Crescent State Bank, he shall be deemed also to have been terminated for Cause by the other.

(d) Definition of Cause. For purposes of this Employment Agreement, “Cause” means any of the following B

(1) an intentional act of fraud, embezzlement, or theft by the Executive in the course of his employment with Crescent. For purposes of this Employment Agreement, no act or failure to act on the part of the Executive shall be deemed to have been intentional if it was due primarily to an error in judgment or negligence. An act or failure to act on the Executive’s part shall be considered intentional if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interests of Crescent, or

(2) intentional violation of any law or significant policy of Crescent Financial Corporation or Crescent State Bank committed in connection with the Executive’s employment, which, in Crescent Financial Corporation’s or Crescent State Bank’s sole judgment, has an adverse effect on Crescent Financial Corporation or Crescent State Bank, or

(3) the Executive’s gross negligence or gross neglect of duties in the performance of his duties as an officer of Crescent, or

(4) intentional wrongful damage by the Executive to the business or property of Crescent Financial Corporation or Crescent State Bank, including without limitation the reputation of Crescent Financial Corporation or Crescent State Bank, which in Crescent’s sole judgment causes material harm to Crescent Financial Corporation or Crescent State Bank, or

(5) a breach by the Executive of his fiduciary duties to Crescent or Crescent’s stockholders or misconduct involving dishonesty, in either case whether in his capacity as an officer or as a director, or

(6) a breach by the Executive of this Employment Agreement that, in the sole judgment of Crescent Financial Corporation or Crescent State Bank, is a material breach of this Agreement, which breach is not corrected by the Executive within 10 days after receiving written notice of the breach, or

(7) removal of the Executive from office or permanent prohibition of the Executive from participating in Crescent State Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or

(8) conviction of the Executive for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.

5.2 TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment with written notice to Crescent Financial Corporation 60 days in advance.

5.3 NOTICE. Any purported termination by Crescent or by the Executive shall be communicated by written notice of termination to the other. The notice must state the specific termination provision of this Employment Agreement relied upon. The notice must also state the date on which termination shall become effective, which shall be a date not earlier than the date of the termination notice. If termination is for Cause or with Good Reason, the notice must state in reasonable detail the facts and circumstances forming the basis for termination of the Executive’s employment.

ARTICLE 6

COMPENSATION AND BENEFITS AFTER TERMINATION

6.1 CAUSE. If the Executive’s employment terminates for Cause, the Executive shall receive the salary to which he was entitled through the date on which termination became effective and any other benefits that may be available to him under Crescent’s benefit plans and policies in effect on the date of termination.

6.2 TERMINATION BY THE EXECUTIVE. If the Executive terminates employment, the Executive shall receive the salary to which he is entitled through the date on which his termination becomes effective and any other benefits that may be available to him under Crescent’s benefit plans and policies.

6.3 CONTINUED SALARY IN THE CASE OF TERMINATION BECAUSE OF DISABILITY. If the Executive’s employment terminates because of his disability, the Executive shall receive the salary earned through the date on which termination became effective, any unpaid bonus or incentive compensation due to the Executive for the calendar year preceding the calendar year in which the termination became effective, any payments the Executive is eligible to receive under any disability insurance program in which the Executive participates, such other benefits as may be available to the Executive through Crescent’s benefit plans, policies, and agreements, and any benefits provided for elsewhere in this Employment Agreement.

6.4 SEVERANCE FOR TERMINATION WITHOUT CAUSE. If Crescent terminates the Executive’s employment without Cause, the Executive shall continue to receive the Base Salary for 12 months after the date of termination, but he shall not be entitled to continued participation in Crescent’s or a subsidiary’s 401(k) retirement plan(s) or any stock-based plans. The severance benefit provided in this section 6.4 shall not be payable, however, if the Executive’s employment is terminated without Cause within 12 months after a Change in Control. In addition, if the Executive becomes employed elsewhere during the 12-month period in which severance benefits are payable under this section 6.4, the severance benefit provided in this section 6.4 shall be reduced by the amount of any other compensation earned by the Executive during the 12-month period.

6.5 SUPPLEMENTAL RETIREMENT PLAN. Crescent and the Executive have entered into a Salary Continuation Agreement dated as of October 1, 2003. Unless the Salary Continuation Agreement explicitly provides otherwise, whether benefits are properly payable to the Executive under the Salary Continuation Agreement shall be determined solely by reference to that agreement.

ARTICLE 7

CONFIDENTIALITY AND CREATIVE WORK

7.1 NON-DISCLOSURE. The Executive covenants and agrees that he will not reveal to any person, firm, or corporation any confidential information of any nature concerning Crescent or its business, or anything connected therewith. As used in this Article 7, the term “confidential information” means all of Crescent Financial Corporation’s and its affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Employment Agreement, including but not limited to B

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information,

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information,

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information, and

(d) trade secrets, as defined from time to time by the laws of the State of North Carolina.

Notwithstanding the foregoing, confidential information excludes information that B as of the date hereof or at any time after the date hereof B is published or disseminated without obligation of confidence or that becomes a part of the public domain (1) by or through action of Crescent, or (2) otherwise than by or at the direction of the Executive. This Section 7.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of his authority.

7.2 RETURN OF MATERIALS. The Executive agrees to deliver or return to Crescent upon termination, upon expiration of this Employment Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by Crescent or prepared by the Executive in connection with his services hereunder. The Executive will retain no copies thereof after termination of this Employment Agreement or termination of the Executive’s employment with Crescent.

7.3 INJUNCTIVE RELIEF. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to Crescent if the Executive fails to observe the obligations imposed on him by this Article 7. Accordingly, if Crescent institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to Crescent, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

7.4 AFFILIATES’ CONFIDENTIAL INFORMATION IS COVERED; CONFIDENTIALITY OBLIGATION SURVIVES TERMINATION. For purposes of this Article 7, the term “affiliate” of Crescent Financial Corporation includes Crescent State Bank and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Crescent State Bank. The rights and obligations set forth in this Article 7 shall survive termination of this Employment Agreement.

7.5 CREATIVE WORK. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Employment Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by Crescent. The

Executive hereby assigns to Crescent Financial Corporation and to Crescent State Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

ARTICLE 8

MISCELLANEOUS

8.1 SUCCESSORS AND ASSIGNS. (a) This Employment Agreement Is Binding on Crescent’s Successors. This Employment Agreement shall be binding upon Crescent Financial Corporation and any successor to Crescent Financial Corporation, including any persons acquiring directly or indirectly all or substantially all of the business or assets of Crescent Financial Corporation by purchase, merger, consolidation, reorganization, or otherwise. Any such successor shall thereafter be deemed to be “Crescent Financial Corporation” for purposes of this Employment Agreement. But this Employment Agreement and Crescent’s obligations under this Employment Agreement are not otherwise assignable, transferable, or delegable by Crescent. By agreement in form and substance satisfactory to the Executive, Crescent Financial Corporation shall require any successor to all or substantially all of the business or assets of Crescent Financial Corporation expressly to assume and agree to perform this Employment Agreement in the same manner and to the same extent Crescent would be required to perform if no such succession had occurred.

(b) This Employment Agreement Is Enforceable by the Executive and His Heirs. This Employment Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c) This Employment Agreement Is Personal in Nature and Is Not Assignable. This Employment Agreement is personal in nature. Without written consent of the other parties, no party shall assign, transfer, or delegate this Employment Agreement or any rights or obligations under this Employment Agreement, except as expressly provided herein. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8.1, Crescent shall have no liability to pay any amount to the assignee or transferee.

8.2 GOVERNING LAW, JURISDICTION AND FORUM. This Employment Agreement shall be construed under and governed by the internal laws of the State of North Carolina, without giving effect to any conflict of laws provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. By entering into this Employment Agreement, the Executive acknowledges that he is subject to the jurisdiction of both the federal and state courts in the State of North Carolina. Any actions or proceedings instituted under this Employment Agreement shall be brought and tried solely in courts located in the County of Wake, State of North Carolina, or in the federal court having jurisdiction in Cary, North Carolina. The Executive expressly waives his rights to have any such actions or proceedings brought or tried elsewhere.

8.3 ENTIRE AGREEMENT. This Employment Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by Crescent, and any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Employment Agreement, are hereby rescinded, revoked, and rendered null and void by the parties. The Salary Continuation Agreement and the Split Dollar Agreement and Endorsement and the parties’ rights and obligations thereunder shall remain in full force and effect according to the terms thereof, as the same may be amended and restated after the date of this Employment Agreement. Benefits payable under this Employment Agreement shall not be reduced by any benefits payable under the Salary Continuation Agreement, and benefits payable under the Salary Continuation Agreement shall not be reduced by any benefits payable under this Employment Agreement.

Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that this Employment Agreement supersedes in its entirety any and all employment, severance, or change-in-control agreements that may be in effect between the Executive and Crescent as of the date hereof, whether written or unwritten. Any such employment, severance, or change-in-control agreement shall hereafter be void and of no force or effect.

8.4 NOTICES. Any notice under this Employment Agreement shall be deemed to have been effectively made or given if in writing and personally delivered, delivered by mail properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service, or sent by facsimile. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of Crescent Financial Corporation at the time of the delivery of such notice, and properly addressed to Crescent if addressed to Crescent Financial Corporation, 1005 High House Road, Cary, North Carolina 27513, Attention: Corporate Secretary.

8.5 SEVERABILITY. In the case of conflict between any provision of this Employment Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Employment Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law. If any provision of this Employment Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the balance of this Employment Agreement shall continue in full force and effect unless such construction would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6 CAPTIONS AND COUNTERPARTS. The captions in this Employment Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Employment Agreement. This Employment Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7 AMENDMENT AND WAIVER. This Employment Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Employment Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Employment Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Employment Agreement shall be held to be a waiver of any other or subsequent breach.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

WITNESSES	CRESCENT FINANCIAL CORPORATION

/s/ Bruce W. Elder	By:	/s/ Michael G. Carlton

/s/ Debbie D. Edwards	Its:	President & CEO

WITNESSES	CRESCENT STATE BANK

/s/ Bruce W. Elder	By:	/s/ Michael G. Carlton

/s/ Debbie D. Edwards	Its:	President & CEO

WITNESSES	EXECUTIVE

/s/ Bruce W. Elder	/s/ Thomas E. Holder, Jr.

/s/ Debbie D. Edwards

County of Wake	)
	)	ss:
State of North Carolina	)

Before me this 31st day of December, 2003, personally appeared the above named                  and Thomas E. Holder, Jr., who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

/s/ Diana S. Stout
(Notary Seal)	Notary Public

My Commission Expires: 11 / 04/ 08